NEWS RELEASE

BlackBerry Announces Completion of Debt Refinancing

WATERLOO, CANADA — September 1, 2020 — BlackBerry Limited (NYSE: BB; TSX: BB) today announced that it completed the redemption of all of its 3.75% unsecured convertible debentures (TSX: BB.DB.V) (the "3.75% Debentures") on September 1, 2020. The redemption was announced and a notice of redemption was issued on August 28, 2020. None of the 3.75% Debentures were converted into common shares of BlackBerry prior to redemption.

BlackBerry also announced that it has completed the previously announced private placement of US$365,000,000 aggregate principal amount of 1.75% unsecured convertible debentures to Hamblin Watsa Investment Counsel Ltd., in its capacity as investment manager of Fairfax Financial Holdings Limited and another institutional investor. RBC Capital Markets acted for BlackBerry in the completion of the transaction.

About BlackBerry

BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints including over 175M cars on the road today. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy solutions, and is a leader in the areas of endpoint security management, encryption, and embedded systems. BlackBerry’s vision is clear – to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.

For more information, visit BlackBerry.com and follow @BlackBerry.

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Investor Contact:
BlackBerry Media Relations
(519) 597-7273
mediarelations@BlackBerry.com

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